EXHIBIT 99.2

Unaudited pro forma condensed consolidated statement of operations for the six months ended June 30, 2007 is as follows:

($ in millions, except per share amounts)

	Historical			Unaudited
	IPG	Lintas	Adjustments	Pro Forma IPG

Revenue	$3,011.8	$18.4	$(0.4)	$3,029.8
Total operating expenses	2,990.4	13.6	0.4	3,004.4

Operating income	21.4	4.8	(0.8)	25.4
Total (expenses) and other income	(48.8)	1.5	(0.1)	(47.4)

(Loss) income before income taxes	(27.4)	6.3	(0.9)	(22.0)
(Benefit of) provision for income taxes	(37.1)	3.3	(0.1)	(33.9)

Income of consolidated companies	9.7	3.0	(0.8)	11.9
Income applicable to minority interests, net of tax	(2.0)	(0.1)	0.0	(2.1)
Equity in net income of unconsolidated affiliates, net of tax	3.4	—	(1.9)	1.5

Net income	11.1	2.9	(2.7)	11.3
Dividends on preferred stock	13.8	—	—	13.8

Net (loss) income applicable to common stockholders	$(2.7)	$2.9	$(2.7)	$(2.5)

Loss per share of common stock:
Basic and diluted	$(0.01)			$(0.01)
Weighted-average number of common shares outstanding:
Basic and diluted	456.7			456.7

Unaudited pro forma condensed consolidated statement of operations for the twelve months ended December 31, 2006 is as follows:

($ in millions, except per share amounts)

	Historical			Unaudited
	IPG	Lintas	Adjustments	Pro Forma IPG

Revenue	$6,190.8	$37.1	$(0.5)	$6,227.4
Total operating expenses	6,084.8	29.0	0.9	6,114.7

Operating income	106.0	8.1	(1.4)	112.7
Total (expenses) and other income	(111.0)	2.6	(0.2)	(108.6)

(Loss) income from continuing operations before income taxes	(5.0)	10.7	(1.6)	4.1
Provision for income taxes	18.7	3.3	(0.2)	21.8

(Loss) income from continuing operations of consolidated companies	(23.7)	7.4	(1.4)	(17.7)
Income applicable to minority interests, net of tax	(20.0)	(0.1)	(0.0)	(20.1)
Equity in net income of unconsolidated affiliates, net of tax	7.0	—	(2.7)	4.3

(Loss) income from continuing operations	(36.7)	7.3	(4.1)	(33.5)
Dividends on preferred stock	47.6	—	—	47.6

(Loss) income from continuing operations applicable to common stockholders	$(84.3)	$7.3	$(4.1)	$(81.1)

Loss per share of common stock from continuing operations — basic and diluted:	$(0.20)			$(0.19)
Weighted-average number of common shares outstanding:
Basic and diluted	428.1			428.1

Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations

Note 1: Basis of Pro Forma Presentation

On June 29, 2007, The Interpublic Group of Companies, Inc. (the “Company” or “IPG”) completed the acquisition of the remaining capital stock of Lintas India Private Limited (“Lintas”). Prior to the acquisition the Company owned 49% of the capital stock, so Lintas is now a wholly-owned subsidiary of the Company. The stock was acquired from Lintas employees’ trusts and the cost of the acquisition, which was calculated based on current results and applicable market multiples, is approximately $50 million payable in cash.

The unaudited pro forma condensed consolidated statements of operations give effect to the acquisition of Lintas using the purchase method of accounting under accounting principles generally accepted in the United States (“U.S. GAAP”) for the six months ended June 30, 2007 and for the year ended December 31, 2006 as if the acquisition had been completed as of January 1, 2006. The purchase price in excess of the estimated fair value of the tangible net assets acquired was allocated to goodwill and identifiable intangible assets. Lintas does not have significant amounts of tangible assets, therefore a substantial portion of the total consideration has been allocated to goodwill and identifiable intangible assets. The Company is in the process of obtaining final third party valuations for the intangible assets and adjustments could be made to the preliminary values assigned to the assets and liabilities acquired that would primarily be offset by a change in goodwill. The final determination of the estimated fair value of the acquired net assets will be completed as soon as possible, but no later than one year from the June 29, 2007 acquisition date.

The unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes and are not indicative of the results of operations that would have been achieved if the acquisition had been completed earlier or of future operating results. The historical IPG condensed consolidated statements of operations have been derived from and should be read in conjunction with the financial statements of IPG for the six months ended June 30, 2007 (unaudited) and for the year ended December 31, 2006 as filed with the Securities and Exchange Commission. The condensed consolidated statement of operations for Lintas for the six months ended June 30, 2007 has been derived from its unaudited consolidated financial statements from January 1 through June 30 of 2007. The condensed consolidated statement of operations for Lintas for the year ended December 31, 2006 has been derived from and should be read in conjunction with the audited financial statements of Lintas for the year ended March 31, 2007 attached as Exhibit 99.1.

Note 2: Adjustments

Adjustments primarily were made to conform Lintas’ consolidated financial statements which were prepared in accordance with Indian GAAP to U.S. GAAP. The Company prepared a reconciliation of net profit and shareholders’ funds prepared in accordance with Indian GAAP to Lintas’ comparable financial measures calculated and presented in accordance with U.S. GAAP. The reconciling items were as follows:

Lease Amortization — Lintas has lease payments related to various operating leases that have scheduled rent increases associated with them. Under U.S. GAAP, an adjustment was recorded so that the effects of those scheduled rent increases were recognized by the lessee on a straight-line basis over the lease term.

Fringe Tax Benefits — An adjustment was recorded to reclassify these costs as office & general expenses as they are classified after provision for current tax under Indian GAAP.

Investments — An adjustment was recorded to adjust the current investments to fair value because under Indian GAAP current investments are stated at cost or fair value, whichever is lower and long-term investments are carried at cost.

Equity Investments — Lintas has joint ventures which are consolidated for Indian GAAP purposes. An adjustment was recorded to comply with equity method accounting under U.S. GAAP, which primarily affected revenue and operating expenses.

Undistributed Profits — An adjustment was recorded in accordance with Accounting Principles Board Opinion No. 23, Accounting for Income Taxes — Special Areas, to record deferred taxes on undistributed profits as the transfer of these earnings from Lintas’s subsidiaries and joint ventures to the parent company in India is relatively certain.

Minority Interest — An adjustment was recorded for minority interest related to the adjustment to undistributed profits related to investments in entities where Lintas is a minority owner.

Adjustments were also made to conform Lintas’ consolidated financial statements with the Company’s policies related to depreciation of fixed assets and provision for doubtful accounts and for certain other pro forma adjustments related to equity in net income of Lintas and amortization of intangible assets.

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